Exhibit 99.2

IDT CORPORATION DECLARES CASH DIVIDEND

Newark, N.J. - March 15, 2007 - IDT Corporation (NYSE: IDT, IDT.C) announced today that its Board of Directors authorized a cash dividend of $0.25 per share of IDT Corporation Common Stock, Class A Common Stock and Class B Common Stock, with the intention to continue paying dividends, on a quarterly basis, subject to Board approval, of $0.125. The $0.25 dividend will be payable on April 24, 2007 to shareholders of record at the close of business on March 27, 2007.

“We recently generated value for our shareholders through the sale of IDT Entertainment and felt that distributing a portion of the proceeds to them is appropriate,” said Jim Courter, IDT CEO and Vice Chairman. “We intend to use an ongoing dividend as a method of returning cash to our shareholders. Future dividends will be determined by cash flows from our operations, the availability of attractive return generating opportunities and our cash balances.”

Cautionary Statements Regarding Forward-Looking Information

The declaration of cash dividends in the future is subject to determination each quarter by the Board of Directors based on a number of factors, including IDT’s financial performance and its available cash resources. Accordingly, there can be no assurance that dividends in the future will be equal or similar to the amounts described in this press release or that the Board of Directors will not decide to suspend or discontinue the payment of cash dividends.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those with the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent IDT’s current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. These risks and uncertainties include, but are certainly not limited to the specific risks and uncertainties discussed in our reports filed with the SEC. All forward-looking statements and risk factors included in this document are made as of the date hereof, based on information available to IDT as of the date thereof, and IDT assumes no obligation to update any forward-looking statements or risk factors.

About IDT

IDT Corporation is an innovative and opportunity seeking multinational company with operations that span various industries. Through its Telecom subsidiary, IDT provides telecommunications services worldwide to the retail and wholesale markets. IDT’s Capital division incubates newer businesses, and the company’s Spectrum subsidiary holds its spectrum license assets. IDT Telecom provides retail and wholesale telecommunications services and products, including pre-paid and rechargeable calling cards, consumer local, long distance, and wireless phone services, and wholesale carrier services. Under the Net2Phone brand name, the company also provides a range of voice over Internet protocol (VoIP) communications services. IDT Capital’s operations include an Energy Services Company (ESCO) in New York State, receivables portfolio management and collection, ethnic food distribution, brochure distribution, and other initiatives. IDT Corporation’s Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C, respectively.

Contact:

Gil Nielsen, Vice President, Corporate Communications

973-438-3553

or

Yossi Cohn

Investor Relations

973-438-3858